                                                                     Exhibit 8.1

                                    FORM OF
                       FEDERAL TAX OPINION(202) 274-2000


                                                                  (202) 274-2000

_____________, 1996

VIA FEDERAL EXPRESS
-------------------

Board of Directors
Investors Federal Bank and
   Savings Association
522 Washington Street
Chillicothe, Missouri 64601

     RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO PROPOSED HOLDING COMPANY CONVERSION AND SUBSEQUENT CONVERSION TO NATIONAL BANK
          --------------------------------------------------------------------

Ladies and Gentlemen:

     In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of Investors Federal Bank and Savings Association (the "Bank") from a federally-chartered mutual saving association to a federally-chartered stock savings bank (the "Converted Bank") and the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by IFB Holdings, Inc. (the "Company"), a Delaware corporation formed at the direction of the Board of Directors of the Bank to become the parent holding company of the Converted Bank and, thereafter, the National Bank (as hereinafter defined) (the "Stock Conversion"); and, thereafter, (ii) the conversion of the Converted Bank to a national bank (the "Bank Conversion") to be known as "Investors Federal Bank, National Association" (the "National Bank"). The Stock Conversion and the Bank Conversion are referred to herein collectively as the "Conversion."

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Board of Directors of the Bank on September 23, 1996 (the "Plan"); the federal mutual charter and bylaws of the Bank; the charter and bylaws of the Converted Bank; the articles of association and bylaws of the National Bank; the articles of incorporation and bylaws of the Company; the Affidavit of Representations dated ________, 1996 provided to us by the Bank (the "affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form SB-2 expected to be filed with the Securities and Exchange Commission ("SEC") on October 4, 1996 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 2


                                  BACKGROUND
                                  ----------

     Based solely upon our review of such documents, and upon such information as the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

     The Bank is a federally-chartered mutual savings association that is in the process of converting to a federally-chartered stock savings bank and thereafter to a national bank. The Bank was formed in 1934 under the name Chillicothe Federal Savings and Loan Association. In 1974, the Bank changed its name to Investors Federal Savings and Loan Association, and in 1988, the Bank changed its name to Investors Federal Bank and Savings Association. The Bank operates through its main office in Chillicothe and two branch offices located in Hamilton and Gallatin, Missouri. It is currently a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured up to the applicable limits by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to comprehensive regulation and supervision by the FDIC and the Office of Thrift Supervision ("OTS"), and to examination by the OTS.

     The principal business of the Bank consists of attracting deposits from the general public and using these funds, together with other funds, to originate and purchase one- to four- family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans) and consumer loans consisting primarily of loans secured by automobiles. In recent years, the Bank has expanded its loan portfolio by purchasing SBA-guaranteed loans and FHA-insured Title I home improvement loans. The Bank also maintains a substantial mortgage-backed securities and investment portfolio. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities, and other noninterest income. The Bank's principal expenses are interest expense on deposits and borrowings and general and administrative expense such as compensation and employee benefits and other miscellaneous expenses. Funds for these activities are provided principally by deposits, FHLB advances, repayments of outstanding loans and mortgage-backed securities and operating revenues. At June 30, 1996, the Bank had total assets of $52.6 million, deposits of $35.5 million, and total equity of $3.3 million.

     As a federally-chartered mutual savings association, the Bank has no authorized capital stock. Instead, the Bank, in mutual form, has a unique equity structure. A savings depositor of the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank, but has no right to a distribution of any earnings of the Bank except for interest paid on his deposit. Rather, such earnings become retained earnings of the Bank.

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 3

      However, a savings depositor does have a right to share pro rata, with
                                                             --------
respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Bank is ever liquidated. Further, savings depositors and certain borrowers are members of the Bank and thereby have voting rights in the Bank. Under the Bank's federal mutual charter and bylaws, savings depositors are entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Bank and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Bank. Also under such mutual charter, no member is entitled to cast more than 1,000 votes. All of the interest held by a savings depositor in the Bank cease when such depositor closes his accounts with the Bank.

     The Company was incorporated in October 1996 under the laws of the State of Delaware to act as the holding company of the Converted Bank upon consummation of the Stock Conversion, and then as the bank holding company of the National Bank upon consummation of the Bank Conversion. Prior to consummation of the Stock Conversion, the Company has not engaged and is not expected to engage in any material operations. After the Conversion, the Company's principal business will be overseeing the business of the National Bank and investing the portion of the net Stock Conversion proceeds retained by it, and, assuming the requisite federal regulatory approvals are obtained, the Company will register with the Board of Governors of the Federal Reserve Board (the "FRB") as a bank holding company and deregister with the OTS as a savings and loan holding company. The Company has an authorized capital structure of 900,000 shares of common stock (the "Common Stock") and 100,000 shares of serial preferred stock.

                             PROPOSED TRANSACTION
                             --------------------

     The Board of Directors of the Bank has decided that in order to increase the Bank's net worth, support future savings growth, increase the amount of funds available for other lending and investment, provide greater resources for the expansion of customer services and facilitate future expansion, and because applicable laws and regulations do not provide for the organization of mutual national banks, it would be advantageous for the Bank to convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank and, thereafter, to convert to a national bank. In addition, the Board of Directors intends to implement stock option plans and other stock benefit plans following the Stock Conversion in order to better attract and retain qualified directors and officers. The purpose of the Bank Conversion is, among other things, to provide the Bank with additional operating flexibility and enhance its ability to provide a full range of banking products and services to its community.

     It is the further desire of the Board of Directors to reorganize the Converted Bank (and the

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 4

National Bank upon the Bank Conversion) as the wholly owned subsidiary of the Company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the National Bank to compete more effectively with other financial service organizations.

     THE STOCK CONVERSION. Accordingly, pursuant to the Plan, the Bank will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings association to a federally-chartered stock savings bank. As part of the Stock Conversion, the Bank will amend its existing mutual savings association charter and bylaws to read in the form of a federal stock charter and bylaws. The Converted Bank will then issue to the Company 100 shares of the Converted Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Bank in the Conversion, in exchange for payment by the Company of 50% of the net proceeds realized by the Company from the sale of the Common Stock under the Plan.

     Also pursuant to the Plan, the Company will offer its shares of Common Stock for sale in a Subscription Offering and a Community Offering which will commence concurrently with, during or following the Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in an underwritten public offering or otherwise. The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan will be determined by the Boards of Directors of the Bank and the Company on the basis of the estimated pro forma market value of the Stock Bank
                                      ---------
as a subsidiary of the Company, which will in turn be determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to such estimated pro forma market value. Pursuant to the Plan, all such shares of Common Stock will be issued and sold at a uniform price per share. The conversion of the Bank from mutual to stock form and the sale of newly issued shares of the stock of the Stock Bank to the Company (i.e., the Stock Conversion) will be deemed effective concurrently with the closing of the sale of the Common Stock.

     Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

     (1)  Eligible Account Holders;

     (2)  Tax-Qualified Employee Stock Benefit Plans (i.e., the ESOP);

     (3)  Supplemental Eligible Account Holders;

     (4)  Other Members; and

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 5


     (5) Officers, directors and employees of the Bank.

Subscription Rights received in any lower preference category shall be subordinated to Subscription Rights received by persons in any higher preference category. However, any shares of Common Stock sold in excess of the maximum of the Valuation Range may be first sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above. In the event of an oversubscription in preference category 1 and 3, the shares available shall be allocated first to permit each subscribing person to purchase a number of shares to make his total allocation equal to 100 shares, and thereafter among each subscribing person in the same proportion that his Qualifying Deposits bears to the total of all Qualifying Deposits in the preference category. In the event of an oversubscription in preference category 4 and 5, the shares available shall be allocated pro rata among all subscribers in the preference category.

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to members of the general public with a preference given, first to cover any reservation of shares for a public offering or institutional orders, next to natural persons (and trusts established by such persons) residing in the counties in which the Bank maintains its offices. Shares not sold in the Subscription Offering and the Community Offering, if any, may then be sold to the Underwriters for resale to the general public at the Public Offering Price in the Public Offering.

     The Plan also provides for the establishment of a Liquidation Account by the Converted Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Stock Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the regulatory capital accounts of the Converted Bank, except that the Converted Bank may not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. All such account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Bank in the event of liquidation prior to any liquidating distribution being made with respect to capital stock. Under the Plan, the Bank Conversion shall not be deemed to be a liquidation of the Converted Bank for purposes of distribution of the Liquidation Account. Instead, upon consummation of the Bank Conversion, the Liquidation Account, together with the related rights and obligations of the Converted Bank, shall be assumed by the National Bank.

     The Stock Conversion will not interrupt the business of the Bank. The Converted Bank will, after the Stock Conversion, engage in the same business as that of the Bank immediately prior to the

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 6

Stock Conversion, and will continue to be subject to regulation and supervision by the OTS and the FDIC. Further, the deposits of the Converted Bank will continue to be insured by the SAIF of the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Stock Conversion. All loans of the Bank will remain unchanged and retain their same characteristics in the Converted Bank immediately following the Stock Conversion.

     Following the Stock Conversion, voting rights in the Converted Bank will rest exclusively with the sole holder of stock in the Converted Bank, which will be the Company. Following the Bank Conversion, voting rights in the National Bank will similarly be vested in the Company. Voting rights in the Company, both after the Stock Conversion and after the Bank Conversion, will be vested in the holders of the Common Stock.

     THE BANK CONVERSION. Following completion of the Stock Conversion, the
Bank intends to convert from a federally-chartered stock savings bank to a national bank to be known as "Investors Federal Bank, National Association" Under the Plan, the Board of Directors of the Bank has the ability to elect, at any time, not to proceed with the Bank Conversion. As set forth in the Registration Statement, the Board of Directors currently intends to proceed with both the Stock Conversion and the Bank Conversion.

     As with the Stock Conversion, the Bank Conversion will not interrupt the business of the Converted Bank. Management of the Bank expects that, after the Bank Conversion, the National Bank will initially continue to conduct business in substantially the same manner as that of the Converted Bank immediately prior to the Bank Conversion. Further, the Bank Conversion is expected to allow the National Bank to compete more effectively with other financial service organizations. The National Bank also will continue to have its savings accounts insured by the SAIF of the FDIC, although it will be subject to regulation, supervision and examination by the Office of the Comptroller of the Currency rather than the OTS. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Bank Conversion. All loans of the Converted Bank will remain unchanged and retain their same characteristics in the National Bank immediately following the Bank Conversion.

     OTHER. The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Bank's members called to vote on the Plan. The Bank Conversion is also subject to approval of the FRB.

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 7

     Immediately prior to the Conversion, the Bank will have a positive net worth determined in accordance with generally accepted accounting principles.

                                    OPINION

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

    1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Bank or the Converted Bank as a result of the Stock Conversion (see Rev. Rul.
                                                                   ---
        80-105, 1980-1 C.B. 78). The Bank and the Converted Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code. (Rev. Rul. 72-206, 1972-1 C.B. 104)

    2. The assets of the Bank will have the same basis in the hands of the Converted Bank as in the hands of the Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

    3. The holding period of the assets of the Bank to be received by the Converted Bank will include the period during which the assets were held by the Bank prior to the Stock Conversion (Section 122392) of the Code).

    4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).
              ---

    5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

    6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Stock Conversion. (Section 1001(a) of the Code; Treas.

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 8

        Reg. (S)1.1001-1(a)).

    7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other members in the Converted Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor (Section 1012 of the Code).

    8. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Stock Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Conversion would be subject to immediate recognition.

    9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

   10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

   11. The basis of the shares of Common Stock acquired in the Stock Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

   12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 9

   13. The Bank Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B.
                                             ---
        78).

   14. The assets of the Converted Bank will have the same basis in the hands of the National Bank as in the hands of the Converted Bank immediately prior to the Bank Conversion (Section 362(b) of the Code).

   15. The holding period of the assets of the Converted Bank to be received by the National Bank will include the period during which the assets were held by the Converted Bank prior to the Bank Conversion (Section 1223(2) of the Code).


                               SCOPE OF OPINION
                               ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, current and proposed Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Stock Conversion. Prior to that time, we undertaken to update or supplement our opinion in the event of a material change in the federal income ta consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"). This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Board of Directors
Investors Federal Bank and
 Savings Association
____________, 1996
Page 10

                                   CONSENTS
                                   --------

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Company with the OTS in connection with the Stock Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein. We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the reference to our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "The Conversion--Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank--Tax Effects" and "Tax Opinions."

                                 Very truly yours,



                                 LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.